Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Andrea Electronics Corporation and Subsidiaries (the “Company”) on Form S-3 (333-114245, 333-69248, 333-51424, 33-83173, 333-61115), and Form S-8 (333-133090, 333-82738, 333-31946, 333-82375, 333-52129, 333-45421, 333-38609, 333-35687, 033-84092, 333-14385, 333-142548) of our report dated March 28, 2007 with respect to our audits of the consolidated financial statements of the Company as of December 31, 2007 and 2006 and for the years then ended, which report is included in this Annual Report on Form 10-KSB of the Company for the year ended December 31, 2007.

/s/ Marcum and Kliegman LLP

Marcum and Kliegman LLP
Melville, New York

March 28, 2008